                                                                   EXHIBIT 10.46



                            STOCK PURCHASE AGREEMENT

                                 by and between

                              AMN HEALTHCARE, INC.

                                 SANDRA GILBERT

                              ROBERT GILBERT, JR.

                                 SUZETTE MAREK

                              ROBERT GILBERT, III

                                      and

                                BENJAMIN GILBERT


                            -------------------------

                       for all of the outstanding stock of

                   HEALTHCARE RESOURCE MANAGEMENT CORPORATION

                            -------------------------

                                 April 17, 2002

                            -------------------------

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                                TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
1.      Sale and Purchase of Shares...................................................1
        1.1    Sale and Purchase of Shares............................................1
        1.2    Payment of Purchase Price..............................................1
        1.3    Right to Offset........................................................3
        1.4    Delivery of Shares.....................................................3


2.      Closing; Closing Date.........................................................4

3.      Representations And Warranties of The Sellers As To The Company...............4
        3.1    Due Incorporation and Authority........................................4
        3.2    Subsidiaries and Other Affiliates......................................4
        3.3    Qualification..........................................................4
        3.4    Outstanding Capital Stock..............................................4
        3.5    Options or Other Rights................................................4
        3.6    Charter Documents and Corporate Records................................5
        3.7    Financial Statements...................................................5
        3.8    No Material Adverse Change.............................................5
        3.9    Taxes..................................................................6
        3.10   Compliance with Laws...................................................8
        3.11   Permits................................................................9
        3.12   No Breach..............................................................9
        3.13   Environmental Matters.................................................10
        3.14   Claims and Proceedings................................................10
        3.15   Contracts.............................................................10
        3.16   Real Estate...........................................................11
        3.17   Tangible Property.....................................................12
        3.18   Intellectual Property.................................................12
        3.19   Title to Properties...................................................13
        3.20   Liabilities...........................................................13
        3.21   Customers.............................................................13
        3.22   Employee Benefit Plans................................................14
        3.23   Employee Relations....................................................16
        3.24   Insurance.............................................................17
        3.25   Officers, Directors and Employees.....................................17
        3.26   Operations of the Company.............................................18
        3.27   Potential Conflicts of Interest.......................................19
        3.28   Full Disclosure.......................................................19
        3.29   Existing Indebtedness.................................................19

4.      Representations and Warranties of The Sellers................................20
        4.1    Title to the Shares...................................................20
        4.2    Authority to Execute and Perform Agreement............................20

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
                                                                                    Page
                                                                                    ----
        4.3    Claims and Proceedings................................................21
        4.4    Full Disclosure.......................................................21

5.      Representations and Warranties of The Buyer..................................21
        5.1    Due Incorporation and Authority.......................................21
        5.2    Authority to Execute and Perform Agreement............................21
        5.3    Purchase for Investment...............................................22
        5.4    Claims and Proceedings................................................22

6.      Covenants and Agreements.....................................................22
        6.1    Conduct of Business; Notices..........................................22
        6.2    Corporate Examinations and Investigations.............................23
        6.3    Publicity.............................................................23
        6.4    Expenses..............................................................23
        6.5    Indemnification of Brokerage..........................................24
        6.6    Related Parties.......................................................24
        6.7    Required Consents.....................................................24
        6.8    Permit Transfers......................................................24
        6.9    Further Assurances....................................................24
        6.10   Taxes; Section 338(h)(10) Election....................................25
        6.11   Tax Return Filing.....................................................26
        6.12   Financial Statements and Other Information............................27
        6.13   Tax Audits and Other Proceedings......................................27
        6.14   Access to Company Records.............................................27
        6.15   Existing Indebtedness.................................................28
        6.16   No Solicitation.......................................................28
        6.17   Confidentiality and Exclusivity.......................................28

7.      Conditions Precedent to the Obligation of the Buyer to Close.................28
        7.1    Representations and Covenants.........................................28
        7.2    Consents and Approvals................................................28
        7.3    Opinion of Counsel to the Sellers.....................................28
        7.4    Resignations..........................................................29
        7.5    No Claims.............................................................29
        7.6    Termination of Agreements.............................................29
        7.7    Escrow Agreement......................................................29
        7.8    Employment Agreements.................................................29

8.      Conditions Precedent to the Obligation of the Sellers to Close...............29
        8.1    Representations and Covenants.........................................29
        8.2    No Claims.............................................................29
        8.3    Opinion of Counsel to the Buyer.......................................30
        8.4    Escrow Agreement......................................................30
        8.5    Employment Agreements.................................................30
        8.6    Termination of Agreements.............................................30

                                                                                    Page
                                                                                    ----
9.      Non-Competition..............................................................30
        9.1    Covenants Against Competition.........................................30
        9.2    Rights and Remedies Upon Breach.......................................31
        9.3    Severability of Covenants.............................................32
        9.4    Blue-Pencilling.......................................................32
        9.5    Enforceability in Jurisdictions.......................................32

10.     Survival of Representations and Warranties of the Sellers After Closing......32

11.     General Indemnification......................................................33
        11.1   Obligation of the Sellers to Indemnify................................33
        11.2   Supplemental Tax Indemnification......................................33
        11.3   Obligation of the Buyer to Indemnify..................................33
        11.4   Notice and Opportunity to Defend......................................34
        11.5   Scope of Indemnification..............................................35
        11.6   Exercise of Right to Offset...........................................36
        11.7   Indemnification Obligation is Net of Insurance........................36
        11.8   Indemnification Sole Remedy...........................................36

12.     Termination of Agreement.....................................................36
        12.1   Termination...........................................................36
        12.2   Survival After Termination............................................37

13.     Miscellaneous................................................................38
        13.1   Certain Definitions...................................................38
        13.2   Consent to Jurisdiction and Service of Process........................43
        13.3   Notices...............................................................43
        13.4   Entire Agreement......................................................44
        13.5   Waivers and Amendments; Non-Contractual Remedies; Preservation of
               Remedies..............................................................45
        13.6   Governing Law.........................................................45
        13.7   Binding Effect; Assignment............................................45
        13.8   Usage.................................................................45
        13.9   Counterparts..........................................................45
        13.10  Exhibits and Schedules................................................46
        13.11  Headings..............................................................46
        13.12  Severability of Provisions............................................46
        13.13  No Third Party Beneficiaries..........................................46

Schedules

3.2            Subsidiaries and Other Affiliates
3.3            Qualification
3.7(a)         Financial Statements
3.7(b)         Uncollectible Accounts Receivable
3.9(b)         Tax -- State Subchapter S Elections
3.9(e)         Tax -- Statutes of Limitations/Audits/Unassessed Deficiencies
3.9(f)         Tax -- Status of Federal Audits
3.9(g)         Tax -- Status of State, County, Local and Foreign Audits
3.9(h)         Tax -- 481(a) Adjustments
3.9(q)         Qualified Subchapter S Subsidiaries
3.10           Compliance with Laws
3.11           Permits
3.12           Required Consents
3.13           Environmental Matters
3.14           Claims and Proceedings
3.15(a)        Contracts
3.15(b)        Customer Contracts
3.16(b)        Leased Properties
3.16(d)        Rights to Leased Properties
3.18           Intellectual Property
3.19           Title to Properties
3.20           Liabilities
3.21(a)        Largest Customers
3.21(b)        Customer Relationships
3.22(a)        Benefit Plans
3.22(b)        Benefit Plan Disclosures
3.23(a)        Employees
3.23(b)        Laws Relating to Employees
3.24           Insurance
3.25           Officers, Directors and Employees
3.26           Operations of the Company
3.27           Potential Conflicts of Interest
3.29           Existing Indebtedness
4.1            Outstanding Capital Stock
6.1(a)         Conduct of Business

Exhibits

A - Form of Escrow Agreement
B - Form of Sellers' Counsel Opinion
C - Form of Employment Agreements
D - Form of Buyer's Counsel Opinion

                            STOCK PURCHASE AGREEMENT

               STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 17, 2002 by and among AMN HEALTHCARE, INC., a Nevada corporation (the "Buyer"), SANDRA GILBERT, ROBERT GILBERT, JR., SUZETTE MAREK, ROBERT GILBERT, III and BENJAMIN GILBERT (each a "Seller" and collectively the "Sellers") for the purchase and sale of all of the issued and outstanding shares of capital stock of HEALTHCARE RESOURCE MANAGEMENT CORPORATION, a North Carolina "S" corporation ("HRMC" or the "Company").

               The Sellers are the beneficial and record owners of all of the issued and outstanding shares of Common Stock (the "Shares") of HRMC. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions of this Agreement.

               Certain terms used in this Agreement are defined in Section 13.1.

               Accordingly, the parties agree as follows:

               1. Sale and Purchase of Shares.

                      1.1 Sale and Purchase of Shares. At the closing provided for in Article 2 (the "Closing") and upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the Sellers, the Buyer shall purchase all of the Shares for the Purchase Price, payable as provided in Section 1.2.

                      1.2 Payment of Purchase Price.

                             (a) At the Closing, the Buyer shall deliver to an
account designated in writing by Sandra Gilbert, Robert Gilbert, Jr., Robert Gilbert, III and Benjamin Gilbert, cash by wire transfer of immediately available funds, the following amount: (i)$9,067,764, decreased by an amount equal to 97.92% of Existing Indebtedness (as defined in Section 3.29) of the Company and an amount equal to 97.92% of any Cash Shortfall (as defined in Section 6.1(a)), and increased by an amount equal to 97.92% of any Cash Excess (as defined in Section 6.1(a)), in each case as of the close of business on the day immediately prior to the Closing Date, if any, (ii) increased by 97.92% of the amount by which Net Working Capital Assets exceeds $1,600,000 as of the Closing and (iii) decreased by 97.92% of the amount by which $1,600,000 exceeds Net Working Capital Assets as of the Closing, less (iv) an amount equal to 97.92% of the amount paid by Buyer into the Escrow Account pursuant to Section 1.2(c).

                             (b) At the Closing, the Buyer shall deliver to an
account designated in writing by Suzette Marek, cash by wire transfer of immediately available funds, the following amount: (i) $192,236, decreased by an amount equal to 2.08% of Existing Indebtedness of the Company and an amount equal to 2.08% of any Cash Shortfall, and increased by an amount equal to 2.08% of any Cash Excess, in each case as of the close of business on the day immediately prior to the Closing Date, if any, (ii) increased by 2.08% of the amount by which Net Working Capital Assets exceeds $1,600,000 as of the Closing and (iii) decreased by 2.08% of the amount by which $1,600,000 exceeds Net Working Capital Assets as of the Closing, less
(iv) an amount equal to 2.08% of the amount paid by the Buyer into the Escrow Account pursuant to Section 1.2(c).

                             (c) At the Closing, the Buyer shall deliver to
Wells Fargo Bank, N.A. (the "Escrow Agent") cash by wire transfer of immediately available funds in the amount of $400,000, such amount to be held in an Escrow Account (the "Escrow Account") in accordance with the terms of the Escrow Agreement in the form of Exhibit A among the Buyer, the Escrow Agent and the Sellers (the "Escrow Agreement").

                             (d) Preliminary Balance Sheet. Three business days
prior to the Closing, the Sellers shall prepare and deliver to the Buyer an estimated balance sheet of the Company as of the Closing Date (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet shall be prepared by the Sellers in good faith and in accordance with GAAP applied on a consistent basis, and shall be accompanied by all information reasonably necessary to determine the amount of Existing Indebtedness, Net Working Capital Assets and the balance of cash as of the Closing, to the extent such amounts can be determined or estimated as of the date of the Preliminary Balance Sheet, and such other information as may be reasonably requested by the Buyer.

                             (e) Post-Closing Payment of Purchase Price
Adjustments.

                                    (i) Within 45 days after the Closing Date,
the Buyer shall prepare and deliver to the Sellers an unaudited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by the Buyer in good faith and in accordance with GAAP applied on a consistent basis, and shall be accompanied by all information reasonably necessary to determine the amount of Existing Indebtedness, Net Working Capital Assets and the balance of cash as of the Closing. The Sellers shall cooperate with the Buyer in the preparation of the Closing Balance Sheet. In the event that the Buyer fails to deliver the Closing Balance Sheet within 45 days after the Closing Date, the Preliminary Balance Sheet shall be deemed to be the Closing Balance Sheet and shall be deemed to be delivered to the Sellers, by the Buyer on the 45th day following the Closing Date.

                                    (ii) The Buyer shall allow the Sellers and
their agents access at all reasonable times after the Closing Date to the books, records and accounts of the Company to allow the Sellers to examine the accuracy of the Closing Balance Sheet. Within 30 days after the date that the Closing Balance Sheet is delivered by the Buyer to the Sellers, the Sellers shall complete their examination thereof and may deliver to the Buyer a written report setting forth any proposed adjustments to the Closing Balance Sheet (the "Sellers' Dispute Report"). If the Sellers notify the Buyer of their acceptance of the amount of Existing Indebtedness, Net Working Capital Assets and the balance of cash as of the Closing shown on the Closing Balance Sheet, or if the Sellers fail to deliver a report of proposed adjustments to the Closing Balance Sheet within the 30 day period specified in the preceding sentence, the amount of Existing Indebtedness, Net Working Capital Assets and the balance of cash as of the Closing shown on the Closing Balance Sheet shall be conclusive and binding on the parties as of the last day of such 30 day period.

                                    (iii) The Buyer and the Sellers shall use
good faith efforts to resolve within 15 days of the delivery of the Sellers' Dispute Report any dispute involving the amount of Existing Indebtedness, Net Working Capital Assets and the balance of cash as of the Closing, and any resolution between them as to any disputed amounts shall be final, binding and conclusive on the parties hereto; provided, however, that, in the absence of any such resolution within 15 days of the delivery of the Sellers' Dispute Report, such dispute shall be settled by the determination of Deloitte & Touche LLP, or such other method as to which the Sellers and Buyer may then agree, which determination shall be binding. Each party will use its best efforts to expedite such process, and the costs of such accountant firm shall be borne by the non-prevailing party.

                                    (iv) If the Purchase Price payable to the
Sellers as finally determined in accordance with this Section 1.2(e) is less than the amount actually paid by the Buyer to the Sellers at the Closing, then the Sellers shall pay (pro rata in accordance with the amount of Purchase Price paid to each of the Sellers) to the Buyer the amount of such difference by wire transfer of immediately available funds, within three (3) business days after the date on which the Purchase Price adjustments are finally determined in accordance with this Section 1.2(e). If the Purchase Price payable to the Sellers as finally determined in accordance with this Section 1.2(e) is greater than the amount actually paid by the Buyer to the Sellers at the Closing, then the Buyer shall pay to each of the Sellers (pro rata in accordance with the amount of Purchase Price paid to each of the Sellers) the amount of such difference, by wire transfer of immediately available funds to accounts designated in writing by the Sellers, within three (3) business days after the date on which the Purchase Price adjustments are finally determined in accordance with this Section 1.2(e).

                             (f) The Sellers acknowledge that the amount of the
Purchase Price payable to each Seller is not in the same proportion to which the Shares are owned by the Sellers, and the Sellers agree that the allocation of the Purchase Price among the Sellers as described in this Section 1.2 accurately reflects the agreement among the parties hereto.

                      1.3 Right to Offset. Any amounts that the Buyer is otherwise required to remit to the Sellers under this Article 1 may be offset and reduced by any amounts owing from the Sellers to the Buyer or its affiliates, including, without limitation, any amounts owing with respect to Claims for indemnification under Sections 11.1 and 11.2.

                      1.4 Delivery of Shares. At the Closing, the Sellers shall deliver to the Buyer stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed.

               2. Closing; Closing Date. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of Americas, New York, New York 10019, at 10:00 a.m. on April 23, 2002, or such other time or date as the parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived by the party entitled to waive the same. The time and date upon which the Closing occurs is herein called the "Closing Date."

               3. Representations And Warranties of The Sellers As To The COMPANY. The Sellers (other than Suzette Marek) jointly and severally among such Sellers and Suzette Marek severally (and not jointly) represent and warrant to the Buyer as follows:

                      3.1 Due Incorporation and Authority. HRMC is a corporation duly organized and validly existing under the laws of the State of North Carolina and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.

                      3.2 Subsidiaries and Other Affiliates. Schedule 3.2 sets forth the name and jurisdiction of organization of each corporation or other entity in which HRMC directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be. Except as set forth on
Schedule 3.2, HRMC does not directly or indirectly own any interest in any other person and no affiliate of HRMC is engaged in the Company Business.

                      3.3 Qualification. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 3.3, which are the only jurisdictions in which such qualification or authorization is required by Law or in which the failure to so qualify or be authorized could have a material adverse effect on the properties, business, results of operations or financial condition of the Company (the "Condition of the Company"). The Company does not own or lease real property in any jurisdiction other than its jurisdiction of organization and the jurisdictions set forth on Schedule 3.3.

                      3.4 Outstanding Capital Stock. HRMC is authorized to issue 100,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of which 1,610 shares are issued and 1,610 shares are outstanding. No other class of capital stock or other ownership interests of HRMC is authorized or outstanding. The Shares have been duly authorized and issued by HRMC, are fully paid and are non--assessable.

                      3.5 Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or the Sellers any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such capital stock.

                      3.6 Charter Documents and Corporate Records. The Sellers have heretofore delivered to the Buyer true and complete copies of the Articles of Incorporation (certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation) and By-laws (certified by HRMC's secretary or an assistant secretary), or comparable instruments, of HRMC as in effect on the date hereof. The minute books, or comparable records, of HRMC heretofore have been made available to the Buyer for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) and shareholders of HRMC since the time of HRMC's organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books, or comparable records, of HRMC heretofore have been made available to the Buyer for its inspection and are true and complete.

                      3.7 Financial Statements.

                             (a) The balance sheets of the Company as of
December 31, 2000 and December 31, 2001 and the related statements of income, shareholders' equity and changes in financial position for the years then ended, including the footnotes thereto, audited by KPMG LLP, independent certified public accountants, and the balance sheet of the Company as of March 31, 2002 and the related statements of income, shareholders' equity and changes in financial position for the period then ended, which have been delivered to the Buyer, fairly present the financial position of the Company as at such dates and the results of operations of the Company for such respective periods in accordance with GAAP applied on a consistent basis for the periods covered thereby. (The financial statements of the Company as of December 31, 2001 and for the year then ended are sometimes herein called the "Financial Statements." The balance sheet included in the Financial Statements is sometimes herein called the "Balance Sheet" and December 31, 2001 is sometimes herein called the "Balance Sheet Date.") The financial statements referred to above are attached hereto as Schedule 3.7(a).

                             (b) All accounts and notes receivable reflected on
the Balance Sheet, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, (i) have arisen in the ordinary course of business of the Company and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are, except as set forth on Schedule 3.7(b), collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms, except for accounts and notes receivable reflected on the Balance Sheet or arising subsequent to the Balance Sheet Date that have been written-off.

                      3.8 No Material Adverse Change. Since the Balance Sheet Date, there has been no material adverse change in the Condition of the Company, and the Company knows of no such change which is threatened, nor to the knowledge of the Company has there been any damage, destruction or loss which is reasonably anticipated to have or has had a material adverse effect on the Condition of the Company, whether or not covered by insurance.

                      3.9 Taxes.

                             (a) All Federal, state, county, local, foreign and
other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related, value added, inventory, social security, stamp and property taxes, import duties and other governmental charges, assessments, and charges of any kind whatsoever), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "Taxes") due or claimed to be due from or with respect to the Company on or before the date hereof have been timely paid, other than Taxes the payment of which is being contested in good faith by appropriate proceedings.

                             (b) Except as set forth on Schedule 3.9(b), the
Company (i) has timely elected to be treated as a subchapter S corporation for federal tax purposes and for tax purposes in each state in which the Company is subject to tax, and such an election is available, effective on the dates set forth on Schedule 3.9(b), and (ii) where applicable has properly maintained its status as a subchapter S corporation for all taxable periods since the date such elections were effective, and, accordingly, the Sellers have paid, or will pay when due, federal income taxes or state income taxes with respect to any taxable period beginning with the date such elections were effective and through its taxable year (or portion thereof) ending on the Closing Date, including as a result of the Section 338(h)(10) Election (as defined in Section 6.10(b) below).
Schedule 3.9(b) sets forth each state with respect to which the Company has made an election to be treated as a subchapter S corporation. To the knowledge of the Company, there is no event that exists or has existed that presents any risk that the status of the Company as a subchapter S corporation is or has been at any time subject to termination or revocation.

                             (c) All returns, reports, declarations, statements
and other information required to be filed by or with respect to the Company with respect to any Tax (all such returns and other reports, "Tax Returns") on or before the date hereof have been timely filed, other than any such Tax Return as to which the Company has duly obtained an extension of time to file, which extension has not expired, and all such Tax Returns are correct and complete in all material respects, except as provided in Schedule 3.10. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are adequate to satisfy any assessment for such Taxes for such years. No taxing authority has asserted any Tax deficiency, lien, or other assessment against the Company which has not been paid.

                             (d) No penalties or other charges are or will
become due with respect to the late filing of any Tax Return of the Company or payment of any Tax of the Company required to be filed or paid on or before the Closing Date, except as provided in Schedule 3.10.

                             (e) With respect to all Tax Returns of the Company
and except as set forth on Schedule 3.9(e), (i) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before December 31, 1997; (ii) no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (iii) there is no unassessed deficiency proposed or threatened against the Company, except as provided in Schedule 3.10.

                             (f) Schedule 3.9(f) sets forth the status of
Federal Tax audits of the Tax Returns of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to Tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by the Company with respect thereto. Each Tax Return filed by or with respect to the Company for which the Federal Tax audit has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder and other applicable provisions of Law.

                             (g) Schedule 3.9(g) sets forth the status of state,
county, local and foreign Tax audits of the Tax Returns of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to Tax, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company with respect thereto. Each state, county, local and foreign Tax Return filed by or with respect to the Company for which the state, county, local or foreign Tax audit has not been completed accurately reflects the amount of its liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

                             (h) Except as set forth on Schedule 3.9(h), the
Company has not agreed to and is not required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                             (i) The Company has not at any time consented under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its capital stock.

                             (j) Reserves and provisions for Taxes accrued but
not due on or before the Closing Date reflected in the Financial Statements will be adequate as of the Closing Date, in accordance with GAAP.

                             (k) The liability for Taxes of the Company as of
the Balance Sheet Date will not exceed the accrual for Taxes on the Balance Sheet and, other than in the ordinary course of business, the liability of the Company for Taxes has not increased since the Balance Sheet Date except as a result of those Taxes that have occurred as a result of the transactions contemplated hereby.

                             (l) The Company is not a party to, is not bound by,
and has no obligation under any Tax sharing or similar agreement.

                             (m) There are no Liens for Taxes on the assets of
the Company except for Liens for current Taxes not yet due.

                             (n) The Company has not been, and is not in
violation (or with notice would not be in violation) of any applicable Law relating to the payment or withholding of Taxes and the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

                             (o) No closing agreement that could affect the
Taxes of the Company has been entered into by or with respect to the Company.

                             (p) No stamp, transfer, documentary, sales, use,
registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and the transactions contemplated by this Agreement (the "Contemplated Transactions") will be due and payable in connection with this Agreement and the Contemplated Transactions.

                             (q) Schedule 3.9(q) sets forth each of the
Company's Subsidiaries that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) and each such Subsidiary has been (or will be) a qualified subchapter S subsidiary at all times up to and including the Closing Date.

                      3.10 Compliance with Laws. Except as set forth on Schedule 3.10, the Company is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement, including, without limitation, the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and the regulations promulgated thereunder (collectively, "Laws") of any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies") (but not including, however, Safety and Environmental Laws, which are addressed in Section 3.13), and neither the Company nor the Sellers have received written notice that any such violation is being or may be alleged. The Company has not made any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company.

                      3.11 Permits. The Company has all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Body that are material to the conduct of the business of, or the current use of any properties of, the Company (collectively, "Permits"), not including, however, Permits relating to compliance with Safety and Environmental Laws, which are addressed in Section
3.13. Each Employee has all Permits required for the conduct of the business conducted by such Employee for the Company. All Permits (with the exception of Permits required pursuant to Safety and Environmental Laws, which are addressed in Section 3.13) are listed on Schedule 3.11 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit. The Sellers will take such action as is necessary to cause the Permits listed on Schedule 3.11 to remain in full force and effect immediately following the consummation of the Contemplated Transactions.

                      3.12 No Breach. The execution and delivery by the Sellers of this Agreement and each and every other agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement and the Employment Agreements by Sandra Gilbert and Robert Gilbert, Jr.), the consummation of the transactions contemplated hereby and thereby and the performance by the Sellers of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Company; (b) require the Company to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 3.12 and other than with respect to the Company's customers that do not constitute Material Customers (collectively, the "Required Consents"); (c) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which the Company is a party or by or to which the Company or any of its properties is or may be bound or subject, or result in the creation of any Lien upon any of the properties of the Company pursuant to the terms of any such Contract other than Contracts with the Company's customers that do not constitute Material Customers; (d) if the Required Consents are obtained, violate any Law of any Governmental Body applicable to the Shares, the Company or to its securities, properties or business; (e) if the Required Consents are obtained, violate any Order of any Governmental Body applicable to the

Company or to its securities, properties or business; or (f) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit.

                      3.13 Environmental Matters. Except as disclosed on
Schedule 3.13, (i) the property, assets and operations of Company comply and have been in compliance in all material respects with all applicable Safety and Environmental Laws; (ii) to the knowledge of the Company, there is no Environmental Claim pending or threatened against the Company and there is no civil, criminal or administrative judgment or notice of violation against the Company pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety; and
(iii) to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance in all material respects with Safety and Environmental Laws, or which have given rise to or will give rise to an Environmental Claim or to Environmental Compliance Costs.

                      3.14 Claims and Proceedings. Except as set forth on
Schedule 3.14, there are no outstanding Orders of any Governmental Body against or involving the Company. Except as set forth on Schedule 3.14, there are no actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its properties, owned or leased. To the knowledge of the Company, except as set forth on Schedule 3.14, there is no fact, event or circumstance that may give rise to any Claim that would be required to be set forth on Schedule 3.14 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.14 have been timely and duly given and, except as set forth on Schedule 3.14, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of the Company, threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or the heirs, executors or administrators of such director or officer, against the Company or any successor to the business of the Company.

                      3.15 Contracts.

                             (a) Schedule 3.15(a) sets forth a true and complete
list of all of the Contracts to which the Company is a party or by or to which the Company or any of its properties may be bound or subject which involve annual expenditures of over $30,000 per year per Contract, other than Contracts with travel healthcare employees, facilities or hospitals.

                             (b) Schedule 3.15(b) sets forth a true and complete
list of each of the facilities, hospitals and travel healthcare employees with which the Company has a Contract. There have been delivered to the Buyer true and complete copies of all Contracts entered into with the Company's top ten
(10) customers, a subset
of those Contracts set forth on Schedule 3.15(b) or set forth on any other Schedule. The Buyer has been given access to all Contracts listed on Schedules 3.15(a) and 3.15(b). All of the Contracts listed on Schedules 3.15(a) and 3.15(b) are valid and binding and enforceable upon the Company, in accordance with their terms. The Company is not in breach or default in any material respect under any of such Contracts, nor to the knowledge of the Company does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Company, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

                      3.16 Real Estate.

                             (a) No Ownership of Real Property. The Company does
not own any real property and has not owned any real property during the past twelve months.

                             (b) Leased Properties. Schedule 3.16(b) is a true,
correct and complete schedule of all leases and other agreements other than apartment leases for housing for travel healthcare employees on temporary assignment which apartment leases number less than 300 and which, in the aggregate, do not require monthly rental payments in excess of $200,000 (collectively, the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof, the annual base rent payable thereunder and a brief description of the Leased Real Property covered thereby. The Sellers have heretofore delivered to, or caused the Company to have heretofore delivered to, the Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by the Company which remains uncured, no written termination notice under any Real Property Lease has been received by the Company, and to the knowledge of the Company, no uncured material default on the part of the Company or, to the knowledge of the Company, the landlord, exists under any Real Property Lease.

                             (c) Entire Premises. All of the land, buildings,
structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.

                             (d) Space Leases. Except as set forth on Schedule
3.16(d), no person or entity has been granted by the Company pursuant to a written agreement or, to the knowledge of the Company, pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

                             (e) No Options. Neither the Sellers nor the Company
owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

                             (f) Condemnation. The Company has not received
written notice, or, to the knowledge of the Company, any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

                      3.17 Tangible Property. The facilities, machinery, equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company (collectively, the "Tangible Property") are in all material respects in adequate operating condition, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use in accordance with past practice. During the past three years, there has not been any material interruption of the operations of the Company due to inadequate maintenance of the Tangible Property.

                      3.18 Intellectual Property. "Intellectual Property" is hereinafter defined as all of the following as they are used in connection with the Company Business as presently conducted or as currently proposed to be conducted by the Company and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by
Sellers: (i) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered; (ii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (iii) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights; (iv) Trade Secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to trade secret protection); (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto ("Software"); (vi) Internet addresses, domain names, web sites, web pages and similar rights and items; (vii) all licenses, sublicenses and other agreements or permissions including the right to receive royalties, or any other consideration related to the property described in (i)-(vi); and (viii) all rights to sue at law or in equity for any infringement or any other impairment of any of the property or rights described in (i) to (vii), including the right to collect damages and proceeds therefrom. Schedule 3.18 sets forth a list of all of the Intellectual Property of the Company as well as all material licenses, sublicenses, and other agreements or permissions under which the Company is a licensor or licensee or otherwise is authorized to use any Intellectual Property. The Company owns or otherwise possesses legally enforceable rights to use, sell, and license, free and clear of any and all Liens or material restrictions, any and all Intellectual Property used in the business of the Company as presently conducted or as currently proposed by the Company to be conducted. The Company has not infringed upon or otherwise violated the intellectual property rights of any third party or received any claim alleging any such infringement or other violation. The Company has not been, during the three years preceding the date hereof, a party to any claim, nor, to the knowledge of the Company, is any claim threatened or is there any valid ground for a claim, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property owned by the Company. To the knowledge of the Company, no third party is infringing upon any Intellectual Property owned by the Company. Except as set forth on Schedule 3.18, the Company has taken all necessary and reasonable action to maintain and protect each item of Intellectual Property owned by the Company. All material Software is held by the Company legitimately, is free from any significant software defect, performs in all material respects in conformance with its documentation, and, to the knowledge of the Company, does not contain any bugs or viruses or any code or mechanism that could be used to interfere with the operation of the Software.

                      3.19 Title to Properties. The Company owns outright and has good title to all of its properties, including all of the assets reflected on the Balance Sheet and the properties described in Sections 3.17 and 3.18 or, with regard to the properties described in Section 3.18, possesses legally enforceable rights to use such properties, in each case free and clear of any Lien, except for (a) Liens specifically described in the notes to the Financial Statements; (b) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (c) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; and (d) Liens set forth on Schedule 3.19.

                      3.20 Liabilities. As at the Balance Sheet Date, the Company did not have any material direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto ("Liabilities") that were not fully and adequately reflected or reserved against on the Balance Sheet or described on any Schedule or in the notes to the Financial Statements. Except as set forth on Schedule 3.20, the Company has not, except in the ordinary course of business, incurred any material Liabilities since the Balance Sheet Date. Neither the Company nor the Sellers have any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or any successor to its business except in the ordinary course of business or as otherwise set forth on
Schedule 3.20.

                      3.21 Customers.

                             (a) Schedule 3.21(a) lists, by dollar volume paid
for the twelve months ended on the Balance Sheet Date, the twenty largest customers of the Company (the "Material Customers").

                             (b) The relationships of the Company with its
customers are good commercial working relationships and, except as set forth on
Schedule 3.21(b), (i) within the last twelve months, no Material Customer has threatened to cancel or otherwise terminate, or to the knowledge of the Company intends to cancel or otherwise terminate, its relationship with the Company,
(ii) no Material Customer has during the last twelve months decreased materially or to the knowledge of the Company, threatened to decrease or limit materially, or to the knowledge of the Company intends to modify materially its relationship with the Company or, to the knowledge of the Company, intends to decrease or limit materially its services to the Company or its usage or purchase of the services or products of the Company, (iii) to the knowledge of the Company, the acquisition of the Shares by the Buyer and the consummation of the Contemplated Transactions will not have a material adverse effect on the relationship of the Company with any of its Material Customers, (iv) to the knowledge of the Company, within the last twelve months, no customers have threatened to cancel or otherwise terminate, or intend to cancel or otherwise terminate, their relationships with the Company, the loss of which would have an adverse effect on the Condition of the Company, (v) within the last twelve months, no customers have decreased or to the knowledge of the Company, threatened to decrease or limit, or to the knowledge of the Company intend to modify their relationships with the Company to the extent of having an adverse effect on the Condition of the Company and (vi) to the knowledge of the Company, the acquisition of the Shares by the Buyer and the consummation of the Contemplated Transactions will not affect the relationships of the Company with any customers to the extent of having an adverse effect on the Condition of the Company.

                      3.22 Employee Benefit Plans.

                             (a) Schedule 3.22(a) lists all Benefit Plans. With
respect to each such plan, Sellers heretofore have delivered, or have caused the Company heretofore to have delivered, to Buyer, or has made available to the Buyer or its representatives, true, correct and complete copies of, to the extent applicable (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; (v) the most recent annual audited financial statement and opinion; (vi) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination or notification letter received from the IRS; and (viii) all material communications with any Governmental Body (including the DOL, IRS and PBGC).

                             (b) Except as disclosed in Schedule 3.22(b):

                                    (i) With respect to each Benefit Plan, no
        event has occurred, and there exists no condition or set of circumstances in connection with which the Company reasonably could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any material liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.

                                    (ii) Each Benefit Plan conforms in all
        material respects to, and its administration is in compliance with, its terms and all applicable Laws. Each Benefit Plan intended to comply with section 401(a) of the Code is the subject of a favorable notification letter from the IRS as to the plan's qualification and the qualification of the trust of each such plan under Section 501 of the Code and, to the knowledge of the Company, no events, circumstances or conditions exist which would jeopardize such plans' and trusts' qualified status.

                                    (iii) The Company and each Commonly
        Controlled Entity have made all payments due from such respective entity to date with respect to each Benefit Plan.

                                    (iv) With respect to each Benefit Plan,
        there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements.

                                    (v) No Benefit Plan is subject to Code
        section 412 or ERISA section 302.

                                    (vi) No Benefit Plan is or was subject to
        Title IV of ERISA.

                                    (vii) No Benefit Plan is a "multiemployer
        plan" as defined in Code Section 414(f) or ERISA sections 3(37) or 4001(a)(31). No Benefit Plan is a multiple employer plan within the meaning of the Code section 413(c) or ERISA sections 4063, 4064 or 4066. No Welfare Plan is a "multiple employer welfare arrangement" as defined in ERISA section 3(40).

                                    (viii) There are no Claims or Liens pending
        or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan.

                                    (ix) Each Pension Plan that is not qualified
        under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1).

                                    (x) No assets of the Company are allocated
        to or held in a "rabbi trust" or similar funding vehicle.

                                    (xi) Each Benefit Plan that is a "group
        health plan" (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable similar state Law.

                                    (xii) There are no reserves, assets,
        surpluses or prepaid premiums with respect to any Welfare Plan.

                                    (xiii) The Company is not obligated to
        provide benefits under any Retiree Welfare Plan.

                                    (xiv) The consummation of the Contemplated
        Transactions will not under any Benefit Plan or other Company agreement, policy or commitment (A) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee;
        (C) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b); or (D) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

                                    (xv) As of the Closing Date, the Company and
        any Commonly Controlled Entity, have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing Date, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

                                    (xvi) The Company has not had and is not
        reasonably expected to have any Liability, either direct or indirect, absolute or contingent, as a result of any misclassification of a person
        (A) as an independent contractor rather than as an Employee, or (B) or as an exempt or non-exempt employee.

                      3.23 Employee Relations.

                             (a) Schedule 3.23(a) lists as of the date hereof
the number of Employees in the aggregate, the number of full-time personnel and, as of April 13, 2002, the number of contract workers of the Company. Except as disclosed in Schedule 3.23(a), none of the Employees is represented by a union, and, to the knowledge of the Company, no union organizing efforts have been conducted within the last five years or are now being conducted. Except as disclosed in Schedule 3.23(a), the Company has not at any time during the last five years had, nor to the knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor dispute. All persons employed by the Company are properly classified by the Company as an employee for payroll, Tax and accounting purposes.

                             (b) Except as set forth on Schedule 3.23(b), the
Company has not violated any provision of any Law or Order of any Governmental Body regarding the terms and conditions of employment of Employees, former Employees or prospective Employees or other labor-related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to immigration, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective Employees. The Company is not party to nor has ever been party to any collective bargaining agreements, and the Company has no knowledge of any organizing activities currently occurring or being planned. There is no dispute, Claim or proceeding pending with, or to the knowledge of the Company, threatened by, the Immigration and Naturalization Service with respect to the Company or any Employee.

                      3.24 Insurance. Schedule 3.24 sets forth a list (specifying the insurer, describing each pending claim thereunder and at the Closing Date will set forth the aggregate amounts paid out under each such policy from January 1, 1999 through the dates set forth on Schedule 3.24 and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities with respect to events occurring at any time prior to the Closing Date to an extent and in a manner customary in the industries in which the Company operates. The Company is not in default with respect to any provision contained in any such policy or binder or has failed to give any required notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth at the Closing Date on Schedule 3.24, there are no outstanding unpaid claims that have been reported to the Company under any such policy or binder, and the Company has not received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 3.24, the Company has not received any notice from any of its insurance carriers or any Governmental Body that any insurance premiums will or may be materially increased in the future or that any insurance coverage listed on Schedule 3.24 will or may not be available in the future on substantially the same terms as now in effect, and to the knowledge of the Company, there is no basis for the issuance of any such notice or for any such action.

                      3.25 Officers, Directors and Employees. Schedule 3.25 sets forth (a) the name, title and total compensation of each officer and director of the Company; (b) the name, title and total compensation of each other Employee, consultant, agent or other representative of the Company for 2001 and anticipated for 2002 other than healthcare professionals and technicians working on travel assignments; (c) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since the Balance Sheet Date; (d) any payments or commitments to pay any severance or termination pay to any current or former officer, director or employee of the Company; and (e) any accrual for, or any commitment or agreement by the Company to pay, such increases, bonuses or pay. Except as set forth on Schedule 3.25, the Company has not received any notice from any such person whether orally or in writing that he or she will cancel or otherwise terminate such person's relationship with the Company.

                      3.26 Operations of the Company. Except as set forth on
Schedule 3.26, since the Balance Sheet Date the Company has not:

                             (a) declared or paid any dividends or declared or
made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                             (b) except for short-term bank borrowings in the
ordinary course of business, incurred any indebtedness for borrowed money;

                             (c) reduced its cash or short-term investments or
their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

                             (d) waived any material right under any Contract or
other agreement of the type required to be set forth on any Schedule;

                             (e) made any change in its accounting methods or
practices or made any change in depreciation or amortization policies or rates adopted by it;

                             (f) materially changed any of its business
policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                             (g) made any loan or advance to any of its
shareholders, officers, directors, Employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                             (h) except for inventory or equipment in the
ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, assets, capital stock or business of any other person;

                             (i) paid, directly or indirectly, any of its
material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                             (j) terminated or failed to renew, or received any
written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Condition of the Company;

                             (k) amended its Articles of Incorporation or
By-laws (or comparable instruments) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; or

                             (l) engaged in any other material transaction other
than in the ordinary course of business or in any activity or transaction which has had a material adverse effect on the Condition of the Company.

                      3.27 Potential Conflicts of Interest. Except as set forth on Schedule 3.27, (a) no Seller, (b) no officer, director or affiliate of the Company or of the Sellers, (c) to the knowledge of the Company, no relative or spouse (or relative of such spouse) of any such officer, director or affiliate or of the Sellers and (d) no entity controlled by one or more of the foregoing:

                             (a) own(s), directly or indirectly, any interest in
(excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

                             (b) own(s), directly or indirectly, in whole or in
part, or use(s) (other than the Sellers and officers and directors of the Company) any property that the Company uses in the conduct of its business; or

                             (c) has/have any Claim whatsoever against, or owes
any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof.

                      3.28 Full Disclosure. No representation or warranty of the Sellers contained in this Agreement, and no other agreement or certificate furnished at the Closing by or on behalf of the Company to the Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

                      3.29 Existing Indebtedness. As of the date of this Agreement and as of the close of business on the day prior to the Closing Date,
(i) all indebtedness of or any obligation of the Company (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of the Company (whether as obligor or as guarantor) for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of the Company (whether as obligor or as guarantor) under leases which are capital leases in accordance with GAAP, (iv) all off-balance sheet financings of the Company (whether as obligor or as guarantor) including, without limitation, synthetic leases and project financing, (v) any payment obligations of the Company (whether as obligor or as guarantor) in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company (whether as obligor or as guarantor) with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any present, future or contingent obligations of the Company under (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of any business or entity,
(C) any non-competition agreement, (viii) any accrued bonuses other than periodic bonuses payable to travel healthcare employees, (ix) any accrued Taxes other than payroll Taxes accrued in the ordinary course of business, (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the Contemplated Transactions or the discharge of such obligations with respect to any of the foregoing, (xi) all indebtedness of or any obligation of the Company owed to the Sellers or to any affiliate of the Sellers not canceled pursuant to Section 6.6 hereof and (xii) all indebtedness of or any obligation of the Company incurred for the personal benefit of the Sellers or any affiliate of the Sellers, including without limitation, any family members of the Sellers, is listed on Schedule 3.29 hereto (collectively, but without duplication, the "Existing Indebtedness"). Notwithstanding the foregoing, in no event will any item actually included in the computation in the Net Working Capital Assets be included as Existing Indebtedness. The Company shall supplement Schedule 3.29 to the extent necessary to set forth amounts which are to be included in Existing Indebtedness as of the close of business on the day prior to the Closing Date, and, as supplemented,
Schedule 3.29 will, as of the close of business on the day prior to the Closing Date, list all Existing Indebtedness and the amounts thereof as of the close of business on the day prior to the Closing Date.

               4. Representations and Warranties of The Sellers. The Sellers (other than Suzette Marek) jointly and severally among such Sellers with respect to such Sellers and Suzette Marek severally (and not jointly) with respect to herself represent and warrant to the Buyer as follows:

                      4.1 Title to the Shares. As of the Closing Date, each of the Sellers shall own beneficially and of record, free and clear of any Lien, or shall own of record and have full power and authority to convey free and clear of any Lien, the Shares set forth next to such Seller's name on Schedule 4.1, and, upon delivery of and payment for such Shares at the Closing as herein provided, each of the Sellers will convey to the Buyer good and valid title thereto, free and clear of any Lien.

                      4.2 Authority to Execute and Perform Agreement. Each of the Sellers has full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement and the Employment Agreement to which such Seller is or will be a party) to which such Seller is or will be a party and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each of the Sellers, and on the Closing Date, each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement and the Employment Agreement to which such Seller is or will be a party) to which each Seller is a party will be duly executed and delivered by such Seller and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreement to which such Seller is or will be a party) will be valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms. The execution and delivery by each Seller of this Agreement and each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement and the Employment Agreement to which such Seller is or will be a party) to which such Seller is a party, the consummation of the transactions contemplated hereby and thereby and the performance by each Seller of this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreement to which such Seller is or will be a party) in accordance with their respective terms and conditions will not (a) require such Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except for the Required Consents; (b) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which such Seller is a party or by or to which such Seller is or the Shares are or may be bound or subject; (c) if the Required Consents are obtained, violate any Law or Order of any Governmental Body applicable to such Seller or to the Shares; or (d) result in the creation of any Lien on the Shares.

                      4.3 Claims and Proceedings. There are no Claims pending, or to the knowledge of the Sellers threatened, involving, affecting or relating to the Contemplated Transactions or which would prohibit the Sellers from consummating the Contemplated Transactions nor is any basis known to the Sellers for any such actions, suit, proceeding or investigation.

                      4.4 Full Disclosure. To the knowledge of the Company, there is no fact that such Seller has not disclosed to the Buyer in writing that materially adversely affects the ability of such Seller to perform this Agreement.

               5. Representations and Warranties of The Buyer. The Buyer represents and warrants to the Sellers as follows:

                      5.1 Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

                      5.2 Authority to Execute and Perform Agreement. The Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreements) contemplated hereby to which the Buyer is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Buyer, and on the Closing Date, each and every agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreements) contemplated hereby to which the Buyer is a party will be duly executed and delivered by the Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreements) will be valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms. The execution and delivery by the Buyer of this Agreement and each and every other agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreements) contemplated hereby to which the Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement and the Employment Agreements) in accordance with their respective terms and conditions will not (a) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Buyer; (b) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; or
(d) violate any Law or Order of any Governmental Body applicable to the Buyer.

                      5.3 Purchase for Investment. The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution.

                      5.4 Claims and Proceedings. There are no Claims pending, or to the knowledge of the Buyer threatened, involving, affecting or relating to the transactions contemplated in this Agreement or which would prohibit the Buyer from consummating the transactions contemplated in this Agreement nor is any basis known to the Buyer for any such actions, suit, proceeding or investigation.

               6. Covenants and Agreements.

                      6.1 Conduct of Business; Notices.

                             (a) From the date hereof through the Closing Date,
other than as set forth on Schedule 6.1(a), the Sellers agree that they (i) shall cause the Company to conduct its business in the ordinary course and, without the prior written consent of the Buyer, not to undertake any of the actions specified in Section 3.26; (ii) shall cause the Company to conduct its business in a manner such that the representations and warranties contained in
Article 3 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; (iii) shall conduct their affairs in a manner such that the representations and warranties contained in Article 4 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (iv) shall cause the Company to manage its cash balance only in the ordinary course of business including causing the payment of accounts payable and other liabilities and the collection of accounts receivable and other amounts due to the Company to be only in the ordinary course, consistent with past practice. Any deficiency in the cash balance as of the Closing Date below $75,000 shall be deemed the "Cash Shortfall" and any excess in the cash balance as of the Closing Date above $75,000 shall be deemed the "Cash Excess."

                             (b) The Sellers shall give the Buyer, or the Buyer
shall give the Sellers, prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty of any party, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of any party contained in this Agreement. The Sellers will update the Schedules to this Agreement on or prior to the Closing Date to reflect any events, conditions or circumstances occurring after the date hereof and required to be reflected on such Schedules; provided that all such updates shall be deemed not to have been made for purposes of determining whether the condition of the Buyer to complete the Closing as set forth in Section 7.1 has been satisfied.

                      6.2 Corporate Examinations and Investigations. Until the Closing Date, the Sellers shall permit employees and representatives of the Buyer to visit and inspect the Company and any of its foreign or domestic properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Sellers, and the Sellers shall cooperate fully therewith. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement.

                      6.3 Publicity. The parties agree that no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without advance approval thereof by the Sellers and the Buyer. Nothing contained herein shall be construed to prohibit the Buyer, after the Closing, from making any publicity release or announcement concerning this Agreement or the Contemplated Transactions.

                      6.4 Expenses. The Buyer, on the one hand, and the Sellers, on the other, shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants; provided, however, that the fees of KPMG LLP for the audit of the Financial Statements shall be borne one-half by the Buyer and one-half by the Sellers.

                      6.5 Indemnification of Brokerage. Each of the Sellers represents and warrants to the Buyer that no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Company or the Sellers in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Sellers, or any action taken by the Company or the Sellers. Each of the Sellers agrees to indemnify and hold harmless the Buyer from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company or a Seller, and to bear the cost of legal expenses incurred in defending against any such claim. The Buyer represents and warrants to the Sellers that no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and hold harmless the Sellers from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Buyer, and to bear the cost of legal expenses incurred in defending against any such claim.

                      6.6 Related Parties. The Sellers shall, prior to the Closing, pay or cause to be paid to the Company, as the case may be, all amounts owed to the Company by the Sellers or any affiliate of the Sellers. At and as of the Closing, any debts of the Company owed to each of the Sellers or to any affiliate of the Sellers shall be canceled.

                      6.7 Required Consents. The Sellers shall, prior to the Closing, obtain or make, at their sole expense, all Required Consents and undertake all actions, incur all expenses, costs and obligations, required pursuant to the Required Consents; provided, however, that the Sellers shall not be required to provide any bonds, guarantees or other financial instruments in connection therewith or to obtain consents from the Company's customers that do not constitute Material Customers. Each of the Sellers agrees to indemnify and hold harmless the Buyer from any costs, expenses, obligations or liabilities arising in connection with or pursuant to any of the Required Consents.

                      6.8 Permit Transfers. The Sellers shall, at their sole expense, cause the transfer, reissuance or modification of any Permits to the extent that such is required to cause the Permits to remain in full force and effect in the possession of the Company, after the Closing. The Buyer shall cooperate with the Sellers in their efforts to cause such transfer, reissuance or modification of any Permits. Each of the Sellers agrees to bear the entire financial burden and hold harmless the Buyer for any costs, expenses, obligations or liabilities arising in connection with or pursuant to any of the above described Permit Transfers, reissuances or modifications, except as otherwise noted on Schedule 3.11.

                      6.9 Further Assurances. Each of the parties shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and the Contemplated Transactions. Each such party shall use its or her commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 7 and 8.

                      6.10 Taxes; Section 338(h)(10) Election.

                             (a) As the only shareholders of an S corporation,
the Sellers will pay and discharge and be responsible for any and all Taxes due or payable by the Sellers and by the Company for any taxable year or taxable period (or portion thereof) ending on or before the Closing Date including, without limitation, any liability that the Sellers may owe as individuals in any jurisdiction in which the Company is treated as an S corporation but excluding
(i) any Tax liability included as Existing Indebtedness or in the computation of Net Working Capital Assets and (ii) any Tax liability of the Company or the Sellers attributable to any extraordinary transactions of the Company occurring after the Closing. Any income, excise and franchise taxes due or payable as a result of the Section 338(h)(10) Election (as hereinafter defined) shall be included on the Company's Tax Returns and paid by the Sellers. Sellers will also be responsible for any and all Taxes payable by the Company for any taxable period ending after the Closing Date that is attributable to the use by the Company of the cash method of accounting for any taxable period ending on or before the Closing Date, including but not limited to any remaining adjustment under Section 481(a) of the Code arising from the Company changing its method of accounting from a cash method of accounting. For purposes of this Section 6.10, and as required in connection with the Section 338(h)(10) Election, the current fiscal year of the Company will be treated as two separate tax years, one beginning on January 1, 2002 and ending on the Closing Date and the other beginning on the date after the Closing Date and ending at the end of the 2002 fiscal year of the Company. The books and records of the Company will be closed at the close of business on the Closing Date.

                             (b) The Buyer, the Sellers, and the Company agree
to make a timely election (but in no event later than six months from the Closing Date) under Section 338(h)(10) of the Code, and also under provisions of state and local law similar to the provisions of Section 338 of the Code (including, but not limited to, Sections 338(h)(10) and 338(g) of the Code), where allowable (whether such election is made jointly by the Buyer and Sellers, or by the Company), in respect of the Contemplated Transactions (the "Section 338(h)(10) Election"), thereby causing such Contemplated Transactions to be treated as a purchase or sale of assets of the Company for federal purposes and to the extent allowed by state, local and foreign tax laws. On all returns relating to Taxes based on or measured by net income, the Sellers and the Buyer will report the transfers under this Agreement consistent with the Section 338(h)(10) Election. None of the Sellers, the Buyer or the Company will take a position on any Tax Return contrary to the Section 338(h)(10) Election unless required to do so by applicable state, local or foreign tax laws or pursuant to a determination as defined in Section 1313(a) of the Code. Each of the parties shall take any action required to effect state, local and foreign tax law conformity with application of the Section 338(h)(10) Election to the extent allowed by law.

                             (c) The Buyer shall determine and allocate the
"aggregate deemed sales price" ("ADSP") with respect to the assets of the Company in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign law (the "ADSP Allocation"). The Buyer shall forward a draft of the ADSP Allocation to the Sellers for the Sellers' consent, which consent shall not be unreasonably withheld or delayed. The Buyer and Sellers shall be bound by the ADSP Allocation for purposes of determining any Taxes; provided, that nothing contained in this Section 6.10 shall require the Buyer or the Sellers to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency which may challenge any of the actions or positions taken hereunder.

                      6.11 Tax Return Filing.

                             (a) The Sellers shall prepare or cause the Company
to prepare, in a manner consistent with past practices, and timely file (including extensions of time to file) all Tax Returns required to be filed by the Company, the due date of which (without extensions) occurs on or before the Closing Date and pay (i) all Taxes due with respect to any such Tax Returns (excluding (i) any Tax liability included as Existing Indebtedness or in the computation of Net Working Capital Assets and (ii) any Tax liability of the Company or the Sellers attributable to any extraordinary transactions of the Company occurring after the Closing), and (ii) all other Taxes due or claimed to be due from or with respect to the Company on or before the Closing Date.

                             (b) The Sellers will prepare and file, in a timely
manner, any Tax Returns due to be filed by the Company after the Closing Date but relating to periods of time prior to the Closing Date, which returns shall be prepared on a basis consistent with past practices with the understanding that such Tax Returns will be subject to the consent of the Buyer prior to filing, which consent shall not be unreasonably withheld. The parties agree that it shall be reasonable for the buyer to withhold such consent with respect to any return that complies with this paragraph only if (i) such Tax Return is inconsistent with the requirements of law or (ii) any position taken on such Tax Return could have an adverse effect on the Company or the Buyer for periods ending after the Closing Date.

                             (c) The Sellers will take whatever action is
necessary to maintain the S status of the Company for federal purposes and for the purposes of each state listed in Schedule 3.9(b) as a state in which the Company is treated as an S corporation, through the Closing Date, including as a result of the Section 338(h)(10) Election.

                             (d) Except in connection with the Section
338(h)(10) Election, the Sellers will not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date.

                      6.12 Financial Statements and Other Information. Between the date hereof and the Closing, the Company shall deliver to the Buyer, in form and substance satisfactory to the Buyer, as soon as available, but in any event not later than fifteen (15) days after the end of each calendar month, the unaudited balance sheet of the Company, and the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP.

                      6.13 Tax Audits and Other Proceedings. The Buyer, the Company and each of the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Tax audit, litigation or other Tax proceedings relating to the business of the Company. Such cooperation shall include the retention and, upon any other party's request, the provision of records and information reasonably relevant to any such audit, litigation or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any records and information provided hereunder. The Buyer, the Company and each of the Sellers further agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary to the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any inquiry relating to Tax matters by any Governmental Body.

                      6.14 Access to Company Records. As may reasonably be necessary to enable the Sellers to: (i) comply with reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that the Sellers have asserted against the Buyer; or (iii) subject to clause (ii) above, perform the Sellers' obligations under this Agreement, after the Closing Date, the Buyer will provide to the Sellers and to their respective counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or confidentiality obligation), access for inspection and copying to all relevant files and records, Permits, Contracts and any other information existing as of the Closing Date and relating to the business of the Company at any time prior to the Closing Date and will make its personnel reasonably available to provide any such necessary information. The Sellers, when requesting such information or assistance, shall reimburse the Buyer for all out-of-pocket costs and expenses incurred by the Buyer in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 6.14 shall be during normal business hours and upon not less than five (5) business days' prior written request and shall be subject to such reasonable limitations as the Buyer may impose to preserve any confidentiality of information contained therein.

                      6.15 Existing Indebtedness. As of the close of business on the day prior to the Closing Date, the Buyer shall have received from the Sellers (i) a letter from the Sellers dated that same day detailing each item of Existing Indebtedness and (ii) a letter from each bank or other lending institution from whom the Company has, at that date, Existing Indebtedness of the type referred to in Section 3.29(i), stating that once such Existing Indebtedness is paid in the amounts indicated, such Existing Indebtedness and the commitments thereunder shall terminate and that any guarantees in respect of, and all Liens securing, any such Existing Indebtedness shall be released.

                      6.16 No Solicitation. Sellers agree that from the date hereof until termination of this Agreement, neither Sellers, the Company nor any of their respective affiliates, officers, directors, advisors or representatives shall: (i) solicit or entertain, directly or indirectly, any interest by any other party in any transaction which would involve the Company in any manner inconsistent with the purchase of the Shares by the Buyer; (ii) engage in any discussions with or provide any information to any other party related, directly or indirectly, to any possible transaction which would involve the Company in any manner inconsistent with the purchase of the Shares by the Buyer; or (iii) enter into any transaction or arrangements with any party inconsistent with the purchase of the Shares by the Buyer.

                      6.17 Confidentiality and Exclusivity. Buyer and Sellers agree that from the date hereof until the Closing Date, they will continue to be bound by the terms of the Mutual Nondisclosure Agreement, dated January 17, 2002, as amended on March 13, 2002, between the Buyer and the Company.

               7. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of Article 12 with respect to termination of this Agreement prior to the Closing, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                      7.1 Representations and Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. The Sellers shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by the Sellers, to the foregoing effect.

                      7.2 Consents and Approvals. All Required Consents shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such Required Consents have been granted and obtained.

                      7.3 Opinion of Counsel to the Sellers. The Buyer shall have received an opinion of Kennedy Covington Lobdell & Hickman, LLP, counsel to the

Sellers, dated the date of the Closing, addressed to the Buyer, in the form of Exhibit B hereto.

                      7.4 Resignations. All resignations of directors and officers of the Company shall have been delivered to the Buyer.

                      7.5 No Claims. No Claims shall be pending or, to the knowledge of the Buyer or the Company, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Buyer, a materially adverse effect on the Condition of the Company.

                      7.6 Termination of Agreements. The Buyer shall have received evidence satisfactory to it of the termination of all Contracts required to be terminated pursuant to Section 6.6, or as required by Section 6.15, and of the release of any obligations under such Contracts of the Company, including, but not limited to, that certain Receivables Purchase Agreement, dated January 5, 1999, as amended, between Brentwood Service Group, Inc. doing business as Staffing Professionals Funding Group and HRMC.

                      7.7 Escrow Agreement. The Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement prior to the Closing.

                      7.8 Employment Agreements. Sandra Gilbert and Robert Gilbert, Jr. shall have each executed and delivered prior to the Closing an Employment Agreement in the form of Exhibit C hereto with the Buyer (an "Employment Agreement").

               8. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of Article 12 with respect to termination of this Agreement prior to the Closing, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers:

                      8.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing (including, without limitation, payment of the sums due pursuant to Section 1.2). The Buyer shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

                      8.2 No Claims. No Claims shall be pending or, to the knowledge of the Sellers or the Company threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions.

                      8.3 Opinion of Counsel to the Buyer. The Sellers shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Buyer, dated the date of the Closing, addressed to the Sellers, in the form of Exhibit D hereto.

                      8.4 Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement prior to the Closing.

                      8.5 Employment Agreements. The Buyer shall have executed and delivered prior to the Closing an Employment Agreement with respect to each of Sandra Gilbert and Robert Gilbert, Jr.

                      8.6 Termination of Agreement. The Sellers shall have received evidence satisfactory to them of the termination of that certain Receivables Purchase Agreement, dated January 5, 1999, as amended, between Brentwood Service Group, Inc. doing business as Staffing Professionals Funding Group and HRMC.

               9. Non-Competition.

                      9.1 Covenants Against Competition. Each of the Sellers acknowledges that (i) the Company is engaged in the business of recruiting and/or placing temporary and permanent nurses, allied healthcare professionals, other medical professionals and medical technicians in the United States (the "Company Business"); (ii) each of such person's relationship with the Company has given them and will continue to give them Trade Secrets of and Confidential Information concerning the Company; (iii) the agreements and covenants contained in this Article 9 are essential to protect the business and goodwill of the Company, all of the outstanding Shares of which are being purchased by the Buyer; and (iv) the Buyer would not purchase the Shares but for such agreements and covenants. Accordingly, each of the Sellers and the Buyer covenants and agrees as follows:

                             (a) Non-Compete.

                                    (i) For a period of four years (with respect
        to the Sellers other than Suzette Marek) and two years (with respect to Suzette Marek) following the Closing (the "Restricted Period"), no Seller shall through any means, including through the so-called World-Wide-Web, Internet or any so-called "on-line" service or other electronic media, directly or indirectly, (x) engage in the Company Business for their own account; (y) except as agreed to in writing by the Buyer or as provided by an Employment Agreement, render any services to any person engaged in such activities; or (z) become interested in any such person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant; provided, however, each of the Sellers may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on a national quotation system if a Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 1% or more of any class of securities of such person.

                                    (ii) As used herein, "Internet" shall mean
        the computer-generated, computer-mediated, or computer-assisted transmission, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards, and set-top boxes).

                             (b) Confidential Information; Personal
Relationships. Each of the Sellers promises and agrees that, either during the Restricted Period or at any time thereafter, such Seller will not disclose to any person not employed by the Company or not engaged to render services to the Company, and that such Seller will not use for the benefit of such Seller or others, any Confidential Information or Trade Secrets of the Company and other affiliates obtained by such Seller; provided, however, that this provision shall not preclude any Seller from using or disclosing information if (i) use or disclosure of such information shall be required by applicable Law or Order of any Governmental Body or (ii) such information is readily ascertainable, now or hereafter, from public or published information or trade sources or otherwise known generally to the public (other than information known generally to the public as a result of a violation of this Section 9.1 by such Seller).

                             (c) Property of the Company. All memoranda, notes,
lists, records and other documents (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Sellers, or made available to the Sellers relating to the Company, are and shall be the property of the Company, and shall be delivered to the Company promptly after the Closing or at any other time on request.

                             (d) Employees of the Company. Except as agreed to
in writing by the Buyer and the Sellers, during the Restricted Period, the Sellers shall not, directly or indirectly, hire or solicit any Employee or encourage any such Employee to leave such employment.

                      9.2 Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section
9.1 (the "Restrictive Covenants"), the Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer and the Company under Law or in equity:

                             (a) Specific Performance. The right and remedy to
have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive

Covenants would cause irreparable injury to the Buyer and the Company and that money damages would not provide an adequate remedy to the Buyer and the Company.

                             (b) Accounting. The right and remedy to require the
breaching Seller to account for and pay over to the Buyer or the Company, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Seller as the result of any transactions by the Seller constituting a breach of the Restrictive Covenants.

                      9.3 Severability of Covenants. Each of the Sellers acknowledges and agrees that, as to such Seller, the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to any Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to that Seller, without regard to the invalid portions.

                      9.4 Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to any Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to such Seller, and, in its reduced form, such provision shall then be enforceable.

                      9.5 Enforceability in Jurisdictions. The Buyer and the Sellers intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and the Sellers that such determination not bar or in any way affect the Buyer's or the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

               10. Survival of Representations and Warranties of the Sellers After Closing. Notwithstanding any right of the Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any other agreements or certificates delivered at the Closing pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except for those representations and warranties in Sections 3.4, 3.5, 3.9, 3.29, 4.1, 6.5, 6.10 and 6.11 (all of which representations and warranties shall survive without limitation), all representations and warranties of each Seller contained in this Agreement shall terminate and expire (a) eighteen (18) months after the Closing Date, with respect to any General Claim or Safety and Environmental Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given written notice to the Sellers as provided in Section 11.4 below; (b) with respect to any Tax Claim, on the later of (i) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitations and (ii) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations; and (c) with respect to any ERISA Claim, on the date upon which the liability to which any such ERISA Claim may relate is barred by all applicable statutes of limitations. With respect to the representations and warranties contained in Article 4 being made by the Sellers, other than Suzette Marek, such representations shall be deemed made only with respect to such Sellers, and not Suzette Marek, and with respect to those representations and warranties being made by Suzette Marek, such representations and warranties shall be deemed made only with respect to Suzette Marek, and not the other Sellers.

               11. General Indemnification.

                      11.1 Obligation of the Sellers to Indemnify. Subject to the limitations contained in Article 10 and Section 11.5, the Sellers (other than Suzette Marek) agree, jointly and severally among such Sellers, and Suzette Marek agrees, severally (but not jointly), to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, reasonable expenses and disbursements of attorneys, experts, personnel and consultants incurred by the indemnified party in any action or proceeding between the Indemnifying Party and the indemnified party or between the indemnified party and any third party, or otherwise) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any other agreements or certificates delivered at the Closing by the Sellers pursuant to this Agreement.

                      11.2 Supplemental Tax Indemnification. The Sellers agree, jointly and severally, to indemnify the Buyer (i) for all Taxes which the Sellers are responsible to pay pursuant to Section 6.10 and Section 6.11 hereof and (ii) for any liability (regardless of when such liability is payable) for any Taxes imposed on the Company pursuant to federal, state, local or foreign law attributable to any periods ending on or before the Closing Date (or for the portion of any period up through the Closing Date to the extent a period does not close on such date), excluding (i) any Tax liability included as Existing Indebtedness or in the computation of Net Working Capital Assets or (ii) any Tax liability of the Company or the Sellers attributable to any extraordinary transactions of the Company occurring after the Closing. Any indemnity payments to or from the Sellers or to or from the Buyer pursuant to this Agreement, whether under this Section 11.2 or otherwise, shall be treated by the Buyer and the Sellers as purchase price adjustments for all tax purposes. All indemnification obligations set forth in this Section 11.2 shall be treated as Tax Claims for purposes of the survival provisions of Section 10.

                      11.3 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Sellers from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any documents delivered by the Buyer pursuant to this Agreement, (ii) claims arising from the operation of the business of the Company after the Closing Date that are not based upon, related to or arise from any breach of any representation, warranty or covenant of the Sellers in this Agreement and (iii) any claims asserted against any Seller, as guarantor, with respect to any period from and after the Closing Date by The Lake Norman Company, Inc. under its Office Lease, dated June 6, 2001, with the Company.

                      11.4 Notice and Opportunity to Defend.

                             (a) Notice of Asserted Liability. The party making
a claim under this Article 11 is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article 11 is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article 11 shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The omission of any Indemnitee to so notify the Indemnifying Party of any such Claims Notice shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses or otherwise materially prejudices the Indemnifying Party's defense of the Claim.

                             (b) Opportunity to Defend.

                                    (i) The Indemnifying Party may elect to
        compromise or defend, at such party's own expense and by such party's own counsel, any Asserted Liability, except any Asserted Liability by any customer of the Company with respect to the business conducted by the Company prior to the Closing, which shall be subject to Section 11.4(b)(ii). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of such party's intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of such party's election as herein provided or contests such party's obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such

        Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within such party's control that are necessary or appropriate for such defense.

                                    (ii) Notwithstanding anything to the
        contrary in Section 11.4(b)(i), in the case of any Asserted Liability by any customer of the Company with respect to the business conducted by the Company prior to the Closing in connection with which the Buyer may make a claim against the Sellers for indemnification pursuant to Section 11.1, the Buyer shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Buyer to consult with the Indemnifying Party and such party's attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by the Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle Asserted Liabilities brought by a supplier, distributor, sales agent or customer, and the Buyer agrees to present such proposed compromises or settlements to such supplier, distributor or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any Governmental Body, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

                      11.5 Scope of Indemnification. The indemnification provided for in Section 11.1 shall be subject to the following limitations:

                             (a) The Sellers shall not be obligated to pay any
amounts for indemnification under Section 11.1 until the aggregate amounts claimed for indemnification for breaches of representations and warranties under
Section 11.1, equal or exceed $75,000 (the "Basket Amount"), whereupon the Sellers shall be obligated to pay in full all such amounts for such indemnification in excess of the Basket Amount. The Sellers' liability for Losses referred to in Section 11.1 or 11.2 shall first be satisfied from the Escrow Account and any remaining, or unsatisfied, Losses referred to in Section
11.1 or 11.2 shall be the obligation of the Sellers.

                             (b) Notwithstanding anything to the contrary stated
herein, in no event shall (i) the Sellers (other than Suzette Marek) be collectively obligated to pay for indemnification under Section 11.1 an aggregate amount in excess of the aggregate amounts paid to the Sellers (other than Suzette Marek) pursuant to

Section 1.2(a) of this Agreement and (ii) Suzette Marek be obligated to pay for indemnification under Section 11.1 in an aggregate amount exceeding the Purchase Price paid to her pursuant to Section 1.2(b).

                             (c) Notwithstanding anything to the contrary stated
herein, the limitation of the Sellers' liability under this Agreement set out above at Sections 11.5(a) and (b) shall not limit the obligation of the Sellers to make payments for indemnification under this Article 11 if the losses giving rise to claims for indemnification (A) arise from any representations and warranties which are incorrect or breached due to fraud by the Sellers or (B) arise from inaccuracies or breaches of the representations and warranties of the Sellers contained in Sections 3.1, 3.2, 3.4, 3.5, 3.9, 3.22, 3.29, 4.1, 4.2,
6.5, 6.10 and 6.11.

                             (d) Any amounts that the Buyer is otherwise
required to remit to the Sellers under Section 11.4 may be offset and reduced by any amounts owing from the Sellers to the Buyer with respect to Claims for indemnification under Sections 11.1 or 11.2.

                      11.6 Exercise of Right to Offset. The parties may exercise any right to offset available to them in this Agreement only after the delivery to the other party of prompt written notice of the intent to exercise such right, which written notice shall be accompanied by reasonable supporting documentation of any amounts to be offset.

                      11.7 Indemnification Obligation is Net of Insurance. With respect to each claim of indemnification under this Article 11, the amount of indemnification shall be net of any recovery by the indemnified party with respect to such claim under any insurance policy; provided that, if such indemnification is reasonably expected to have an adverse effect on the Buyer's premiums, indemnification shall include the present value of any increase reasonably determined by the Buyer to result from such claim.

                      11.8 Indemnification Sole Remedy. After the Closing Date, except as provided in Section 1.2(e), indemnification pursuant to this Article 11 shall be the sole and exclusive remedy of any party for breach of any representation, warranty or covenant in this Agreement (other than those found in Article 9), except with regard to any fraudulent misrepresentations or other fraudulent acts of the other party or parties.

               12. Termination of Agreement.

                      12.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                             (a) at the election of the Sellers, acting jointly,
if any one or more of the conditions to the obligation of the Sellers to close set forth in Article 8 has not been fulfilled as of the scheduled Closing Date;

                             (b) at the election of the Buyer, if any one or
more of the conditions to the obligation of the Buyer to close set forth in
Article 7 has not been fulfilled as of the scheduled Closing Date;

                             (c) at the election of the Sellers, acting jointly,
if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; provided; however, that with respect to breaches which are capable of being cured, the Sellers may not terminate this Agreement as a result of any such breach unless prior to the Closing Date the Sellers notify the Buyer of such breach and such breach remains uncured for a period of 5 days following such notice;

                             (d) at the election of the Buyer, if any of the
Sellers has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; provided, however, that with respect to breaches which are capable of being cured, the Buyer may not terminate this Agreement as a result of any such breach unless prior to the Closing Date the Buyer notifies the Sellers of such breach and such breach remains uncured for a period of 5 days following such notice;

                             (e) at any time on or prior to the Closing Date, by
mutual written consent of the Sellers, acting jointly, and the Buyer; or

                             (f) at the election of the Sellers, or the Buyer,
if the Closing has not occurred on or before May 15, 2002; provided, however, that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose intentional or willful action or inaction after the date hereof or whose intentional or willful failure after the date hereof to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

               If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2.

                      12.2 Survival After Termination. If this Agreement terminates pursuant to Section 12.1 and the Contemplated Transactions are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 6.3, 6.4, 6.5 and 6.17, this Section 12.2 and Article 13 shall survive any termination of this Agreement.

               13. Miscellaneous.

                      13.1 Certain Definitions.

                             (a) As used in this Agreement, the following terms
have the following meanings:

               "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

               "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including any employment or individual consulting agreements for personal services, or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company, or any Commonly Controlled Entity has or in the future is likely to have any direct or indirect, actual or contingent material liability.

               "COBRA" means the provisions of Code section 4980B and Part 6 of Subtitle B of Title I of ERISA.

               "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c),
(m), (o) or (t).

               "Confidential Information" means any information other than Trade Secrets that is not generally available to the public and that is treated as confidential or proprietary by the Company.

               "DOL" means the United States Department of Labor.

               "Employee" means any individual employed by the Company.

               "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

               "Environmental Claim" means any notification, whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company, or the operations or property of any predecessor of the Company, is or may be implicated in or subject to any Claim, Order, hearing, notice, agreement or evaluation by any Governmental Body or any other person.

               "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company to be in material compliance with any and all requirements, as in effect at the Closing Date, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or Permits issued pursuant to Safety and Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of representation or warranty of the Sellers contained in Section 3.22.

               "GAAP" means generally accepted accounting principles in the United States.

               "General Claim" means any claim (other than a Tax Claim, a Safety and Environmental Claim or an ERISA Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement.

               "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

               "IRS" means the Internal Revenue Service.

               "knowledge of the Company" or any variant thereof means the knowledge of any of the Sellers or Kevin Hindsman, Robert Loe or Kelly Moser.

               "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, or similar encumbrance to title.

               "Net Working Capital Assets" means, at any date, the difference between (A) all assets of the Company that are classified as current assets (other than deferred taxes), less all non-operating and non-recurring assets of the Company (including, without limitation, cash, intercompany accounts, and accounts receivables from shareholders) minus (B) all liabilities of the Company that are classified as current liabilities, less all non-operating and non-recurring liabilities of the Company (including, without limitation, Taxes (other than payroll Taxes), deferred Taxes, bonus accruals, loans and lines of credit payable, intercompany accounts, notes payable to shareholders and accruals for management fees), all as calculated in accordance with GAAP. Any item included as a component of Indebtedness pursuant to Section 3.29 shall not be included in the computation of Net Working Capital Assets.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Pension Plan" means any Benefit Plan which is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA).

               "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "property" or "properties" means real, personal or mixed property, tangible or intangible.

               "Purchase Price" means the aggregate amount paid by the Buyer to the Sellers for the Shares, as calculated in accordance with Sections 1.2(a) and
(b).

               "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

               "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to materially comply with, or discharge any obligation under, Safety and Environmental Laws to (i) clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment; (ii) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

               "Retiree Welfare Plan" means any Welfare Plan that provides benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former Employee or his or her dependents) or any applicable state law.

               "Safety and Environmental Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement related to Safety and Environmental Laws.

               "Safety and Environmental Laws" means all Laws and Orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, Release or threatened Release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and analogous state acts.

               "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement related to Taxes.

               "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

               "Welfare Plan" means any Benefit Plan which is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

                The following capitalized terms are defined in the following Sections of this Agreement:

 Term                                                                  Section
 ----                                                                  -------
 ADSP                                                                  6.10(c)
 ADSP Allocation                                                       6.10(c)
 Agreement                                                            Preamble
 Asserted Liability                                                    11.4(a)
 Balance Sheet                                                         3.7(a)
 Balance Sheet Date                                                    3.7(a)
 Basket Amount                                                         11.5(a)
 Broker                                                                  6.5
 Buyer                                                                Preamble
 Cash Excess                                                           6.1(a)
 Cash Shortfall                                                        6.1(a)
 Claims                                                                 3.14
 Claims Notice                                                         11.4(a)
 Closing                                                                 1.1

 Term                                                                  Section
 ----                                                                  -------
 Closing Balance Sheet                                                 1.2(e)
 Closing Date                                                             2
 Code                                                                  3.9(f)
 Common Stock                                                            3.4
 Company                                                              Preamble
 Company Business                                                        9.1
 Condition of the Company                                                3.3
 Contemplated Transactions                                             3.9(p)
 Contracts                                                              3.12
 Employment Agreements                                                   7.8
 Escrow Account                                                        1.2(c)
 Escrow Agent                                                          1.2(c)
 Escrow Agreement                                                      1.2(c)
 Existing Indebtedness                                                  3.29
 Financial Statements                                                  3.7(a)
 Governmental Bodies                                                    3.10
 HRMC                                                                 Preamble
 Indemnifying Party                                                    11.4(a)
 Indemnitee                                                            11.4(a)
 Intellectual Property                                                  3.18
 Internet                                                              9.1(a)
 Laws                                                                   3.10
 Leased Real Property                                                  3.16(b)
 Liabilities                                                            3.20
 Losses                                                                 11.1
 Material Customers                                                    3.21(a)
 Orders                                                                 3.10
 Permits                                                                3.11
 Preliminary Balance Sheet                                             1.2(d)
 Real Property Leases                                                  3.16(b)
 Required Consents                                                      3.12
 Restricted Period                                                     9.1(a)
 Restrictive Covenants                                                   9.2
 Section 338(h)(10) Election                                           6.10(b)
 Seller                                                               Preamble
 Sellers                                                              Preamble
 Sellers' Dispute Report                                               1.2(e)
 Shares                                                               Preamble
 Software                                                               3.18
 Subsidiaries                                                            3.2
 Tangible Property                                                      3.17
 Tax Returns                                                           3.9(c)
 Taxes                                                                 3.9(a)

                      13.2 Consent to Jurisdiction and Service of Process. Any Claim arising out of or relating to this Agreement or the Contemplated Transactions shall be instituted exclusively in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any Claim that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim. Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                      13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier service for next day delivery, if a facsimile number is provided below, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if sent by overnight courier service, one business day after delivery of such notice into the custody and control of an overnight courier service or, if permitted hereunder, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                             (i)    if to the Buyer, to:

                                    AMN Healthcare, Inc.
                                    12235 El Camino Real, Suite 200
                                    San Diego, California  92130
                                    Attention:  Steven C. Francis, President and
                                    Chief Executive Officer
                                    Facsimile:  (858) 792-0299


                             with copies to:

                                    AMN Healthcare, Inc.
                                    12235 El Camino Real, Suite 200
                                    San Diego, California  92130
                                    Attention:  Denise Jackson, General Counsel
                                    Facsimile:  (866) 893-0682


                                    and

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    Attention:  John C. Kennedy, Esq.
                                    Facsimile:  (212) 757-3990


                             (ii)   if to the Sellers, to:
                                    Ms. Sandra Gilbert
                                    1926 Marsh Oak Lane
                                    Johns Island, South Carolina  29455


                                    Mr. Robert Gilbert, Jr.
                                    1926 Marsh Oak Lane
                                    Johns Island, South Carolina  29455


                                    Ms. Suzette Marek
                                    3635 Foxboro Lane, NE
                                    Hickory, North Carolina  28601


                                    Mr. Robert Gilbert, III
                                    6 Exchange Street
                                    Charleston, South Carolina  29401


                                    Mr. Benjamin Gilbert
                                    181 St. Botolph Street, #3
                                    Boston, Massachusetts  02115


                             with a copy to:

                                    Kennedy Covington Lobdell & Hickman, LLP
                                    Bank of America Corporate Center
                                    42nd Floor
                                    100 North Tryon Street
                                    Charlotte, North Carolina  28202
                                    Attention:  Stephen K. Rhyne, Esq.


Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                      13.4 Entire Agreement. This Agreement (including the Exhibits and Schedules and the Non-Disclosure Agreement referred to in Section 6.17) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                      13.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and each of the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                      13.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                      13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Buyer may assign its rights hereunder to any of its affiliates, to any successor to all or substantially all of its business or assets, or to any bank or other financial institution that may provide financing for the Contemplated Transactions.

                      13.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                      13.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                      13.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                      13.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                      13.12 Severability of Provisions.

                             (a) If any provision or any portion of any
provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                             (b) If the application of any provision or any
portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                      13.13 No Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any person other than the parties hereto.

                     [Remainder of page intentionally left blank]

               IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                                        AMN HEALTHCARE, INC.

                                        By         /s/ Steven Francis
                                           -------------------------------------
                                           Name:  Steven Francis
                                           Title: President and Chief Executive
                                                  Officer


                                                   /s/ Sandra Gilbert
                                        ----------------------------------------
                                               Sandra Gilbert


                                                 /s/ Robert Gilbert, Jr.
                                        ----------------------------------------
                                               Robert Gilbert, Jr.


                                                    /s/ Suzette Marek
                                        ----------------------------------------
                                               Suzette Marek


                                                 /s/ Robert Gilbert, III
                                        ----------------------------------------
                                               Robert Gilbert, III


                                                  /s/ Benjamin Gilbert
                                        ----------------------------------------
                                               Benjamin Gilbert